Exhibit 32.1

WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of TelcoBlue, Inc. (the “Company”), hereby certify that the Annual Report on Form 10-KSB of the Company for the 12 month period ended December 31, 2007, (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: June 3, 2008

By:	/s/ James N. Turek, Sr.

Chief Executive Officer & Chairman of the Board (Principal Executive Officer and Principal Financial Officer)